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
                                   DuPont
                          Moderator: Ann Gualtieri
                               July 24, 2002
                               12:45 p.m. EST

CLIFF WEBB: OK. Thank you very much. What we would like to do now, is to transition into your questions if you have those on the acquisition of ChemFirst, Inc.

I'm going to be joined in this call with Dave Miller (ph) our Vice President and General Manager of DuPont Electronic Technologies business located in Research Triangle Park, Jeff Coe, Vice-President and General of DuPont Chemical Solutions Enterprise is here with us.

And joining us on the line from Jackson Mississippi are Kelly Williams
(ph), Chairman and CEO of ChemFirst and Mike Summerford (ph), President and Chief Operating Officer of ChemFirst.

We addressed the strategic direction that we were pursuing in this acquisition in a call with investors and I trust that most of you had an opportunity to hear that. If not we will be happy to review those in questions that you may have at this point in time.

As our beginning, we would like tern to Kelly Williams (ph), who would like to make a brief opening statement and then we will be happy to take your questions. Kelly?

KELLY WILLIAMS (ph), CHAIRMAN/CEO, CHEMFIRST: Thank you. Following the investors call, my wife Jean (ph) called me to say that I missed my chance at the end of the investors call to say something nice about DuPont.

I intend to do that now. And I appreciate this chance to make some comments about the transaction from our point of view. We believe that DuPont offer of 29.20 per share is a good and fair deal for our shareholders and we also think it's good for our employees, our customers, and the communities where we have a company present.

I would like to make a few comments about the effect on shareholders first. The price of $29.20 is 28 percent above Monday's pre-announcement closing and is 99 percent of our all time high. And this looks pretty good in the worst market that we are now experiencing in years, where the Dow Jones is off 34 percent from it's high and the NASDAQ is off 75 percent and the S&P 500 is off 47 percent. Our peers are well off their highs too, some over 60 percent.

So this is a fair price that reflects current conditions and discounts future growth and risks. And very importantly, the currency in this transaction is cash. As a liquidity event for shareholders, the timing could not be better.

As for our employees, our business compliments DuPont's businesses as expressed on the investor call. DuPont intends to grow these business so there should be a career and growth opportunities for our people with DuPont which has tremendous resources to sustain and drive growth.

We expect that most of our employees will keep their jobs since they will be needed to run the businesses. There will be severance payments for those who do loose their jobs due to the transaction.

I appreciate the loyalty and integrity and creativity and good work of all of our employees. They deserve a good company and they are getting one of the best. And most our employees are also shareholders and will also benefit as shareholders from the transactions.

As to our customers, DuPont is well known to our customers and enjoys a premiere reputation for quality, reliability, innovation, safety, environmental awareness, and competitiveness. We know that our customers will have a natural concern about the transition of this transaction and they expect it to go smoothly with no disruptions.

DuPont is, of course, very experienced in such matters and they have conducted extensive and from my point of view, exhaustive due diligence of all of our operations.

They know what we have and what needs to be done for a smooth transition. And I expect it to be routine.

The effect on the communities where we have a presence - DuPont is a good corporate citizen, as we pride (ph) to be. I expect DuPont will continue to be involved in and supportive of the communities where we have a presence.

Our company was the first company chartered in Mississippi to be listed on the New York Stock Exchange and to be included in the S&P 500. It had the highest total return to shareholders of all listed U.S. companies in the decade of the `70s. And it had generated a compound annual return to investors of 12.4 percent since it was founded 45 years ago to help promote business and industry in Mississippi. This compares to returns of 8.1 percent for the S&P 500 and 7.4 percent for the Dow over the same period. Not bad in most any league.

I'm proud of what all of us who've worked at First Mississippi and ChemFirst, and I'm confident that DuPont will be a good steward of the businesses that we've built, that we're excited about the transaction (ph).

Thank you.

CLIFF WEBB: Thank you, Mr. Williams. In some of our previous discussions, and certainly over the coverage that we've had since we announced yesterday afternoon at 4:00, there are absolute strategic advantages in this deal in our electronics and chemicals businesses. We're expanding growth in our electronic technologies, and certainly our scope of offerings in chemical intermediates (INAUDIBLE) good fit with us and our goals to - for sustainable growth in this company.

At this point in time we'd be happy to answer your specific questions concerning the announcement.

OPERATOR: Once again, ladies and gentlemen, the floor is open for questions. If you do have a question or comment, please press one, followed by four, on your touch-tone phone. If you're on a speakerphone, we do ask that you please pick up your handset to minimize any background noise. And if at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.

Our first question is coming from David Hunter (ph) of Chemical Week.

DAVID HUNTER (ph), CHEMICAL WEEK: Good afternoon, gentlemen and ladies. A question - in the analysts' call, there was reference to ChemFirst having
(ph) technology for, obviously, Resist (ph), but also DuPont having technology for 157 (ph), but there was some reference was there (ph) to DuPont having technology for 193 (ph). Could someone clarify that, please

UNKNOWN MALE #2:... please?

UNKNOWN MALE #3: Yeah. The 248 (ph) is an acrylic-based polymer system. 157
(ph), we believe, is going to be a floor-palmer (ph) based system. The 193
(ph), the first generation will be acrylic, and fits very well with ChemFirst's skills. Second generation is not as clear.

So ChemFirst is working on 193 (ph) from an acrylic point of view. We're working 193 (ph) from a floor-palmer (ph) point of view. And clearly, DuPont has a lot of acrylic technology in the company, and we think we can certainly be supportive of, you know, their acrylic approach as well. So we think we've got it pretty well - what's the word - knocked out.

CLIFF WEBB:  Good deal, Dave (ph).  Thanks.  Next question?

OPERATOR: Thank you. Our next question is coming from John Cardoza (ph) of Chesapeake Partners.

JOHN CARDOZA (ph), CHESAPEAKE PARTNERS: Hi, guys. Congratulations, first, on the transaction.

Just wanted to get a sense if there's any provisions in the agreement for a walk-away or a market out - you know, were ChemFirst's shares to fall, or the market to fall precipitously.

ANN GUALTIERI: This is Ann Gualtieri. John (ph), there is not. This is very straightforward. We're paying $408 million for ChemFirst and there aren't any of those sorts of provisions.

JOHN CARDOZA (ph):  OK, thank you very much.

ANN GUALTIERI:  Thank you.

CLIFF WEBB:  Next question please.

OPERATOR:  Thank you.

Our next question is coming from Alex Tullo (ph) of Chemical & Engineering.

ALEX TULLO (ph), CHEMICAL & ENGINEERING: ChemFirst (ph) is mentioned quite prominently. The possibility of an analin (ph) expansion, I guess, about 250 million pounds in 2004 to 2005, is that less likely now under DuPont?

UNKNOWN MALE #2: Let me ask that one to go to Kim (ph) first, either Kelly
(ph) or Mike (ph) please.

MIKE SUMMERFORD (ph):  This is Mike Summerford (ph).

The expansion you're referring is one we have discussed at our facility in Baytown, Texas.

ALEX TULLO (ph):  Yes.

MIKE SUMMERFORD (ph): This is the facility where we are sited at our customer's site, Barr (ph), in Baytown. The initial plant we built in Baytown was designed for 250 million pounds but it was engineered for an add-on 250 million pounds when demand was such that was to Barr's (ph) benefit and our benefit to do that.

We have no specific plans on the timing of that at this point and certainly it will be in DuPont's court once this transaction is completed to work with Barr (ph) on that.

ALEX TULLO (ph):  OK.  Thanks so much Mike (ph).

CLIFF WEBB:  Next question.

OPERATOR: Once again ladies and gentlemen, for any further questions or comments, please press one, followed by four on your touch-tone phone.

We do have a follow-up question coming from David Hunter of Chemical Week.

DAVID HUNTER (ph): Yes I have a question about the nitrile-toluene derivative business.

Could DuPont say something about your plans to develop this business? I mean it's been with ChemFirst (ph) for a long time, sort of nice add-on to the analin (ph) in Tuscadoola (ph) but does this really - this is not exactly a very - there's not much growth in this business and the margin's not been so great in recent years. Does DuPont intend to shut this down or how would you develop it?

UNKNOWN MALE #2:  Jeff (ph), would you answer that one please?

JEFF (ph): You know we're very familiar having done an extensive due diligence on ChemFirst (ph) assets and we have a pretty good understanding of what it is we're acquiring. We're confident that it is already a very profitable cash generation business and let me be perfectly clear, we intend to run that business in the future and we believe it can be a positive cash generator and a contributor to the bottom line for many years to come.

They have strong positions in most of the nitrile-toluene derivative arena. They have good customer base and quite frankly I think it's a great add-on to the chemical solutions enterprise operations that we have already.

CLIFF WEBB:  And we can take one more question please.

OPERATOR: If there are any further questions, please press one, followed by four on your touch-tone phones at this time.

We do have a follow-up question coming from David Hunter of Chemical Week.

DAVID HUNTER:  If I could ask one more question.

Could you give some guidance about how the 86 million in ChemFirst (ph) electronic materials revenue separates out between EKC and the old Tri-Quest (ph) business because I'm taking it that the CMP business at this point is just at best a couple of million.

ANN GUALTIERI:  This is Ann Gualtieri with Investor Relations at DuPont.

I don't know that ChemFirst has publicly disclosed that. I would like to turn that over, probably, to Mike (ph).

MIKE SUMMERFORD (ph):  Thanks Ann.

That is the case. We have not broken out those revenues and would not think that's appropriate now.

ANN GUALTIERI:  Right.

DAVID HUNTER (ph):  OK.  Thanks to both of you.

UNKNOWN MALE #2: I'll conclude our call here by saying that for the balance of the afternoon, if there are questions on earnings I'm certainly available to follow up on that with you and my colleague, Irv Lipp (ph), here for DuPont is available to answer your questions on the acquisition of ChemFirst.

So thank you so much for participating in today's call.

OPERATOR: Thank you ladies and gentlemen for your participation. This does conclude this afternoon's teleconference. You may disconnect your lines at this time and have a wonderful day.

END

                             * * * * * * * * *

In connection with the transaction discussed in this conference call, ChemFirst Inc. intends to file a proxy statement with the Securities and Exchange Commission. Security holders are urged to read the proxy statement when it becomes available because it will contain important information. Security holders may obtain a free copy of the proxy statement when it becomes available, as well as other materials filed with the Securities and Exchange Commission concerning ChemFirst, at the Securities and Exchange Commission's web site at http://www.sec.gov. Security holders of ChemFirst Inc. may also obtain for free the proxy statement filed by ChemFirst Inc. with the Securities and Exchange Commission in connection with the transaction by directing a request to ChemFirst Inc., Attention: Investor Relations Department, P.O. Box 1249, Jackson, MS 39215-1249, (601) 949-0213.

ChemFirst Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ChemFirst shareholders with respect to the transaction. Information regarding these directors and executive officers and their ownership of ChemFirst common stock is contained in ChemFirst Inc.'s proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 25, 2002, in connection with the 2002 annual meeting ChemFirst shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the transaction when it becomes available.